Exhibit 3.223

RESTATED

CERTIFICATE OF INCORPORATION

OF

SURGICAL HEALTH CORPORATION

Surgical Health Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Surgical Health Corporation.

The date of filing its original Certificate of Incorporation with the Secretary of State was April 24, 1991, under the name of American Outpatient Centers, Inc.

2. This Restated Certificate of Incorporation, duly adopted in accordance with Section 245 of the General Corporation Law of Delaware, amends and restates the Certificate of Incorporation of the Corporation in full as follows:

FIRST: The name of the Corporation is Surgical Health Corporation.

SECOND: The Corporation shall have perpetual duration.

THIRD: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

FOURTH: The nature of the business or purposes to be conducted or promoted are:

(a) To engage in the business of providing comprehensive clinical healthcare services on an inpatient or outpatient basis or otherwise in clinics and hospitals to the general public through the provision of physician services, ambulatory surgery services, anesthesiology services and other services and to do any and all things necessary and appropriate to carry out such business effectively, including, without limitation, the owning, leasing, management and operation of medical facilities and other physical properties, either directly or indirectly, or in concert with others.

(b) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock, par value $.0025 per share.

SIXTH: The Board of Directors shall have the power to make, alter or repeal the Bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Board of Directors. Election of Directors need not be by written ballot. The names and mailing addresses of the Board of Directors, to serve until their successors are elected and qualified pursuant to the General Corporation Law of the State of Delaware and the Bylaws adopted by this Corporation, are as follows:

Richard M. Scrushy

Two Perimeter Park South

Birmingham, Alabama 35243

Aaron Beam, Jr.

Two Perimeter Park South

Birmingham, Alabama 35243

Anthony J. Tanner

Two Perimeter Park South

Birmingham, Alabama 35243

SEVENTH: A Director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that this Article SEVENTH shall not eliminate or limit the liability of a Director, except to the extent permitted by applicable law, (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended, or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to, or repeal of, this Article SEVENTH shall apply to, or have any effect on, the liability or alleged liability of any Director for, or with respect to, any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, Surgical Health Corporation has caused its corporate seal to affixed hereto and caused this Restated Certificate of Incorporation to executed by Anthony J, Tanner, its Executive Vice President and attested by William W. Horton, its Assistant Secretary, this 13th day of June, 1995.

SURGICAL HEALTH CORPORATION

By	/s/ Anthony J. Tanner
Anthony J. Tanner
Vice President

ATTEST

/s/ William W. Horton
William W. Horton
Assistant Secretary

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